Filed Pursuant to Rule 433

Registration No. 333-253385

May 12, 2022

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Stock-Linked Underlying Supplement dated February 26, 2018)

Linked to the Common Stock of Advanced Micro Devices, Inc.

►	Quarterly Coupon payments at a rate of at least 2.675% (equivalent to at least 10.70% per annum) (to be determined on the Trade Date)

•	Guaranteed Coupon payments, payable on each Guaranteed Coupon Payment Date for the first 2 years of the term of the Notes

•	Contingent Coupon payments, payable if the Official Closing Price of the Reference Asset on the applicable Observation Date on or after August 14, 2024 is greater than or equal to 50.00% of the Initial Value

►	Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Observation Date on or after May 15, 2024 if the Official Closing Price of the Reference Asset is at or above the Call Threshold

►	If the Notes are not called and the Reference Asset declines by more than 50.00%, there is full exposure to declines in the Reference Asset, and you will lose all or a portion of your principal amount.

►	Approximate 5 year term if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes with Guaranteed Coupon Period (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-11 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $850.00 and $950.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-7 and “Risk Factors” beginning on page FWP-11 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.35% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 5 year term if not called.
Reference Asset	The common stock of Advanced Micro Devices, Inc. (Ticker: AMD)
Call Feature	The Notes will be automatically called if the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Observation Date on or after May 15, 2024.
In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	100.00% of the Initial Value
Coupon Rate	2.675% per quarter (equivalent to at least 10.70% per annum) (to be determined on the Trade Date)
Guaranteed Coupon	Guaranteed coupon at the Coupon Rate on each Guaranteed Coupon Payment Date during the Guaranteed Coupon Period.
Guaranteed Coupon Period	The period starting on the Trade Date to and including the last Guaranteed Coupon Payment Date on May 20, 2024 (2).
Contingent Coupon

If the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on any Observation Date on or after August 14, 2024: we will pay you the Contingent Coupon at the Coupon Rate.

If the Official Closing Price of the Reference Asset is less than the Coupon Trigger on an Observation Date on or after August 14, 2024: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Contingent Coupon Payment Date(2).

Coupon Trigger	50.00% of the Initial Value
Barrier Value	50.00% of the Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return is greater than or equal to -50.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return is less than -50.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called and the Final Value of the Reference Asset is less than the Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to the Reference Asset, Final Value – Initial Value Initial Value
Trade Date	May 13, 2022
Pricing Date	May 13, 2022
Original Issue Date	May 18, 2022
Final Valuation Date(3)	May 13, 2027
Maturity Date(3)	May 18, 2027
CUSIP/ISIN	40439J4R3/US40439J4R33

The Notes

The Notes may be suitable for investors who believe that the value of the Reference Asset will not decrease significantly over the term of the Notes, and who seek guaranteed quarterly coupon payments for the first 2 years of the term of the notes. Unless the Notes are called during the remaining term of the notes, so long as the Official Closing Price of the Reference Asset on an Observation Date is greater than or equal to the Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Observation Date beginning on May 15 2024, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Reference Asset is greater than or equal to the Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Reference Asset is less than the Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of the Reference Asset from the Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with the Guaranteed Coupons and any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Guranteed Coupon Payment Dates, Contingent Coupon Payment Dates, and Call Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

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Illustration of Payment Scenarios
After the Guaranteed Coupon Period, your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Price of the Reference Asset on an Observation Date is greater than or equal to the Coupon Trigger, and whether the Final Value of the Reference Asset is greater than or equal to the Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Reference Asset is less than the Barrier Value. Even with the Guaranteed Coupons and any Contingent Coupons you received prior to or at maturity, your return on the Notes may be negative.

Information about the Reference Asset
Advanced Micro Devices, Inc. produces semiconductor products and devices. The company's products include microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products and supplies it to third-party foundries. The company also provides assembling, testing, and packaging services. Shares of the Reference Asset trade and are listed on the Nasdaq under the symbol “AMD.”

The graphs above illustrate the performance of the Reference Asset from May 9, 2012 through May 9, 2022. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-16 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Contingent Income Barrier Notes with Guaranteed Coupon Period

This document relates to a single offering of Autocallable Contingent Income Barrier Notes with Guaranteed Coupon Period. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of Advanced Micro Devices, Inc. (Ticker: AMD)
Trade Date:	May 13, 2022
Pricing Date:	May 13, 2022
Original Issue Date:	May 18, 2022
Final Valuation Date:	May 13, 2027, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be May 18, 2027. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	If the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Threshold:	100% of the Initial Value.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is greater than or equal to -50.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return is less than -50.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called and the Final Value of the Reference Asset is less than the Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Observation Dates and Coupon Payment Dates:		Observation Dates		Coupon Payment Dates
	Guaranteed Coupon Period			August 18, 2022	+
				November 18, 2022	+
				February 21, 2023	+
				May 18, 2023	+
				August 18, 2023	+
				November 20, 2023	+
				February 20, 2024	+
		May 15 2024	*	May 20, 2024	+
		August 14, 2024		August 19, 2024	**
		November 13, 2024		November 18, 2024	**
		February 12, 2025		February 18, 2025	**
		May 14, 2025		May 19, 2025	**
		August 13, 2025		August 18, 2025	**
		November 13, 2025		November 18, 2025	**
		February 12, 2026		February 18, 2026	**
		May 13, 2026		May 18, 2026	**
		August 13, 2026		August 18, 2026	**
		November 13, 2026		November 18, 2026	**
		February 12, 2027		February 18, 2027	**
		May 13, 2027 (the Final Valuation Date)		May 18, 2027 (the Maturity Date)	**

* This Observation Date only relates to the Call Feature.

+ These Coupon Payments Dates are Guaranteed Coupon Payment Dates.

**These Coupon Payment Dates are Contingent Coupon Payment Dates and are also Call Payment Dates.

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Call Payment Dates:	The applicable Coupon Payment Dates on or after May 20, 2024, as indicated above.
Guaranteed Coupon	Guaranteed coupon of at least $26.75 (to be determined on the Trade Date) per $1,000 Principal Amount on the applicable Guaranteed Coupon Payment Date during the Guaranteed Coupon Period.
Guaranteed Coupon Period	The period starting on the Trade Date to and including the last Guaranteed Coupon Payment Date on May 20, 2024, as indicated above
Contingent Coupon:

If the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on an Observation Date on or after August 14, 2024, you will receive the Contingent Coupon of at least $26.75 (to be determined on the Trade Date) per $1,000 Principal Amount on the applicable Contingent Coupon Payment Date.

If the Official Closing Price of the Reference Asset is less than the Coupon Trigger on an Observation Date on or after August 14, 2024, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Contingent Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Coupon Rate:	At least 2.675% per quarter (equivalent to at least 10.70% per annum) (to be determined on the Trade Date)
Initial Value:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Value:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Coupon Trigger:	50.00% of the Initial Value.
Barrier Value:	50.00% of the Initial Value.
CUSIP/ISIN:	40439J4R3/US40439J4R33

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Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Coupon Rate

The Coupon Rate will be at least 10.70% per annum (or at least $26.75 per $1,000 Principal Amount per quarter, if payable) (to be determined on the Trade Date).

Guaranteed Coupon

We will pay a quarterly Guaranteed Coupon payment at the Coupon Rate on each Guaranteed Contingent Coupon Payment Date during the Guaranteed Coupon Period.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment at the Coupon Rate on a Contingent Coupon Payment Date on or after August 19, 2024 if the Official Closing Price of the Reference Asset on the applicable Observation Date is greater than or equal to the Coupon Trigger. Otherwise, no coupon will be paid on such Contingent Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is greater than or equal to -50.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return is less than -50.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called and the Final Value of the Reference Asset is less than the Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with the Guaranteed Coupons and any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Asset will be at or above the Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Reference Asset will be at or above the Barrier Value.

▶	You seek a quarterly Contingent Coupon that will be paid at the Coupon Rate of at least 10.70% per annum (to be determined on the Trade Date), that is (i) guaranteed during the Guaranteed Coupon Period and (ii) based on the performance of the Reference Asset thereafter if the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on the applicable Observation Date on or after August 14, 2024.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the Guaranteed Coupons and any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -50.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Observation Date on which the Official Closing Price of the Reference Asset is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes after the Guaranteed Coupon Period, and the dividends or other distributions paid on the Reference Asset.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Asset will be below the Coupon Trigger on most or all the Observation Dates, including the Final Valuation Date, and the Final Value of the Reference Asset will be below the Barrier Value.

▶	You believe that the Guaranteed Coupon and the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the Guaranteed Coupons and any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than
-50.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Observation Date on which the Official Closing Price of the Reference Asset is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments during the full term of the Notes, or the dividends or other distributions paid on the Reference Asset.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Reference Asset is less than the Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with the Guaranteed Coupons and any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 24 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes after on or after August 19, 2024. If the Official Closing Price of the Reference Asset on an Observation Date on or after August 19, 2024 is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Price of the Reference Asset is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Guaranteed Coupons and Contingent Coupons, if any, regardless of any appreciation in the value of the Reference Asset.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Reference Asset is equal to or greater than the Coupon Trigger, regardless of any appreciation in the value of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

Higher Coupon Rates or lower Barrier Values are generally associated with a Reference Asset with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset. The greater the expected volatility with respect to a Reference Asset on the Pricing Date, the higher the expectation as of the Pricing Date that the value of the Reference Asset could close below the Coupon Trigger on an Observation Date or the Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Coupon Rate) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Asset can change significantly over the term of the Notes. The value of the Reference Asset for your Notes could fall sharply, which could result in a significant loss of principal. You should

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be willing to accept the downside market risk of the Reference Asset and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The amount payable on the Notes after the Guaranteed Coupon Period is not linked to the values of the Reference Asset at any time other than the Observation Dates, including the Final Valuation Date.

After the Guaranteed Coupon Period, the payments on the Notes will be based on the Official Closing Prices of the Reference Asset on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset is greater than or equal to the Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than the Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the value of the Reference Asset is greater than or equal to the Barrier Value during the remaining term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its value on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the applicable Observation Dates.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and

FWP-11

cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to the Initial Value. We cannot predict the Official Closing Price of the Reference Asset on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	$100.00*
▶ Hypothetical Call Threshold	$100.00 (100.00% of the Initial Value)
▶ Hypothetical Barrier Value:	$50.00 (50.00% of the Initial Value)
▶ Hypothetical Coupon Trigger:	$50.00 (50.00% of the Initial Value)
▶ Hypothetical Coupon Rate:	10.70% per annum (2.675% for each quarter in which it is payable). The actual Coupon Rate will be at least 10.70% per annum and will be determined on the Pricing Date. If the Official Closing Price of the Reference Asset on every Observation Date after the Guaranteed Coupon Period is greater than or equal to the Coupon Trigger, the Guaranteed Coupons and Contingent Coupon paid over the term of the Notes would total $535.00 per $1,000 Principal Amount of the Notes.
▶ Guaranteed Coupon Period	Approximately the first 2 years of the term of the Notes

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of the Reference Asset. The actual Initial Value of the Reference Asset will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Observation Date	Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3
Initial Value	$100.00	$100.00	$100.00
Call Threshold	$100.00	$100.00	$100.00
Barrier Value	$50.00	$50.00	$50.00
Coupon Trigger	$50.00	$50.00	$50.00
Guaranteed Coupon Period	Guaranteed Coupons: 8 x $26.75 = $214.00	Guaranteed Coupons: 8 x $26.75 = $214.00	Guaranteed Coupons: 8 x $26.75 = $214.00
Official Closing Price / Percentage Change of the Reference Asset on the:
1st Observation Date	$120.00 / 20.00% Contingent Coupons: 1 x $26.75 = $26.75	$52.50 / -47.50% Contingent Coupons: 1 x $26.75 = $26.75	$45.00 / -55.00% Contingent Coupons: 0 x $26.75 = 0
2nd Observation Date to the 11th Observation Date	N/A	Various below 50.00 / -50.00% Contingent Coupons $0	Various below 50.00 / -50.00% Contingent Coupons $0
Final Valuation Date	N/A	$60.00 / -40.00%	$30.00 / -70.00%
Coupon Payment Amounts Prior to Maturity or Call	8 x $26.75 = $214.00	9 x $26.75 = $240.75	8 x $26.75 = $214.00
Payment if Notes are Called	$1,026.75	N/A	N/A
Payment at Maturity	N/A	$1,026.75	$1,000 + ($1,000 x -70.00%) = $1,000.00
Return of the Notes	24.075%	26.75%	48.60%

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Example 1—The Official Closing Price of the Reference Asset on the 1st Observation Date is greater than or equal to the Call Threshold and the Notes are called.

Initial Value	Official Closing Price
$100.00	$120.00 (120.00% of Initial Value)

.

Payment Upon a Call:	$1,026.75

Because the Official Closing Price of the Reference Asset on the 1st Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,026.75 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Guaranteed Coupon payments of $214.00 received, we will have paid you a total of $1,240.75 per Note, resulting in a 24.075% return on the Notes.

Example 2— The Notes are not called, the Final Value is greater than or equal to the Barrier Value, and the Reference Asset closed at or above the Coupon Trigger (but below its Call Threshold) on 1 of the Observation Dates prior to the Final Valuation Date.

Initial Value	Final Value
$100.00	$60.00 (60.00% of Initial Value)

Reference Return:	-40.00%
Payment at Maturity:	$1,026.75

Because the Final Value is greater than or equal to the Coupon Trigger, you will receive $1,026.75 per Note, reflecting the Principal Amount plus the final Contingent Coupon. When added to the Guaranteed Coupons of $214.00 received and the Contingent Coupon payment of $26.75 received in respect of the previous Observation Date, we will have paid you a total of $1,267.50 per Note, resulting in a 26.75% return on the Notes.

Example 3—The Notes are not called, the Final Value is less than the Barrier Value, and the Reference Asset did not close at or above the Coupon Trigger on any Observation Date prior to maturity.

Initial Value	Final Value
$100.00	$30.00 (30.00% of Initial Value)

Because the Final Value is less than the Barrier Value, you will receive $300.00 per $1,000 Principal Amount, calculated as follows:

Reference Return:	-70.00%
Payment at Maturity:	$300.00

Final Settlement Value $1,000 + ($1,000 x -70.00%) = $300.00.

When added to the Guaranteed Coupon payments of $214.00 received, the total value of your Notes would be $514.00 per Note, resulting in a
-48.60% return on the Notes.

If the Notes are not called and the Final Value is less than the Barrier Value, you will be exposed to any decrease in the value of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Advanced Micro Devices, Inc. produces semiconductor products and devices. The company's products include microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products and supplies it to third-party foundries. The company also provides assembling, testing, and packaging services. Information filed by the Underlying with the SEC under the Securities Exchange Act of 1934 can be located by reference to its SEC file number: 005-07443 or its CIK Code: 0000002488. Shares of the Reference Asset trade and are listed on the Nasdaq under the symbol “AMD.”

Historical Performance

The following graph sets forth the historical performance of the common stock of AMD based on the daily historical closing values from May 9, 2012 through May 9, 2022. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of  the Reference Asset on any Observation Date, including the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.35% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

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In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as an income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as an income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset and consult your tax advisor regarding the possible consequences to you if the Reference Asset is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to any coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of any coupon is unclear. Although the tax treatment of any coupon is unclear, we intend to treat any coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of any coupon is uncertain, the entire amount of any coupon will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

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A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Contingent Income
Barrier Notes with Guaranteed
Coupon Period Linked to the
Common Stock of Advanced Micro
Devices, Inc.

May 12, 2022

Free Writing Prospectus

Free Writing Prospectus
General	FWP-8
Payment on the Notes	FWP-9
Investor Suitability	FWP-10
Risk Factors	FWP-11
Illustrative Examples	FWP-14
Description of the Reference Asset	FWP-16
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58